Exhibit 12.1

CF HOLDINGS

RATIO OF EARNINGS TO FIXED CHARGES

Historical
(In millions)	2008		2007		2006		2005		2004

Pretax earnings from continuing operations (a)	$1,175.4		$625.9		$81.8		$110.3		$132.2
Plus:
Fixed charges	6.9		6.1		6.6		17.4		25.8
Amortization of capitalized interest	3.6		3.2		3.5		3.4		4.0
Distributed income of equity investees (b)	—		—		—		—		2.0

Earnings for fixed charge coverage ratio calculation	$1,185.9		$635.2		$91.9		$131.1		$164.0

Fixed charges
Interest expensed (c)	$1.6		$1.7		$2.9		$14.0		$22.7
Estimated interest in rent expense (d)	5.3		4.4		3.7		3.4		3.1
	$6.9		$6.1		$6.6		$17.4		$25.8

Ratio of earnings to fixed charges	171.9	x	104.1	x	13.9	x	7.5	x	6.4	x

(a) Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees
Earnings (loss) before income taxes	$1,058.5	$571.3	$53.0	$92.5	$109.0
Minority interest	116.9	54.6	28.8	17.8	23.1
	$1,175.4	$625.9	$81.8	$110.3	$132.2

(b) Distributions from CF Martin Sulphur. The equity method investment was sold in 2005.

(c) Including amortized premiums, discounts, and capitalized expenses related to indebtedness.

(d) Assumes that the interest component of rent expense is 14% of total cash flows.

Unaudited Pro forma Condensed Combined Consolidated

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

for CF Holdings and Terra for the Year Ended December 31, 2008

					Acquisition				Other	Pro forma
(In millions)	CF		Terra		Adjustments (b)		Pro forma		Adjustments (b)	As Adjusted

Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees (a)	$1,175.4		$788.5		$(1.2)		$1,962.7		$14.7	$1,977.4
Plus:
Fixed charges	6.9		116.0		(2.7)		120.2		(24.1)	96.1
Amortization of capitalized interest	3.6		—		—		3.6		—	3.6
Distributed income of equity investees	—		72.8		—		72.8		—	72.8
Subtotal	1,185.9		977.3		(3.9)		2,159.3		(9.4)	2,149.9
Less:
Preference security dividend requirement of consolidated subsidiaries and preferred dividends	—		73.4		(3.9)		69.5		—	69.5

Earnings for fixed charge coverage ratio calculation	$1,185.9		$903.9		$—		$2,089.8		$(9.4)	$2,080.4

Fixed charges
Interest expensed	$1.6		$27.4		$1.2		$30.2		$(24.1)	$6.1
Estimated interest in rent expense	5.3		7.8		—		13.1		—	13.1
Deferred financing costs	—		7.4		—		7.4		—	7.4
Total Fixed Charges	6.9		42.6		1.2		50.7		(24.1)	26.6
Preferred and Preference Dividends Requirements:
Preference security dividend requirements of consolidated subsidiaries
	—		69.5		—		69.5		—	69.5
Preferred dividends	—		3.9		(3.9	)(c)	—		—	—
	$6.9		$116.0		$(2.7)		$120.2		$(24.1)	$96.1

Ratio of earnings to fixed charges	171.9	x	21.2	x			41.2	x		78.2	x

Ratio of earnings to fixed charges and preferred dividend	171.9	x	7.8	x			17.4	x		21.6	x

	CF	Terra
(a) Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees
Earnings (loss) before income taxes	$1,058.5	$777.0		$183.4	$2,018.9	$14.7	$2,033.6
Equity investee (income) loss	—	(56.2	)(d)	—	(56.2)	—	(56.2)
Minority interest	116.9	67.7		(184.6)	—	—	—
	$1,175.4	$788.5		$(1.2)	$1,962.7	$14.7	$1,977.4

(b)

The acquisition adjustments and other adjustments for the year ended December 31, 2008 are as discussed in the accompanying unaudited pro forma condensed combined consolidated financial statements and notes thereto.

(c)

As a condition of the exchange offer, Terra is required to exercise its right to require all holders of Terra preferred stock to exchange their Terra preferred stock for convertible debt. Therefore, an adjustment to eliminate the dividends on Terra’s preferred stock has been reflected in the pro forma ratio of earnings to fixed charges. There has been no adjustment for the incremental interest expense on the convertible debt as the amount is not material to the pro forma ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends.

(d)

The adjustment for equity investee (income) loss represents the amount that Terra recorded on a pre-tax basis in its results of operations for the year ended December 31, 2008. This amount is excluded from pre-tax income from continuing operations according to Regulation S-K Item 503 paragraph (d).